Pricing Supplement 22 dated January 9, 2003	Rule 424(b) (3)
(To Prospectus dated March 22, 2000 and	File No. 333-31502
Prospectus Supplement dated March 22, 2000)

PACCAR FINANCIAL CORP.
Medium-Term Notes, Series J - Floating Rate
 CUSIP# 69371RVY9

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐	Goldman, Sachs & Co.
☐	Banc of America Securities LLC
☐	Merrill Lynch & Co.
☐	Morgan Stanley Dean Witter
☐	Salomon Smith Barney
☒	BNP Paribas Securities Corp.
☐	acting as ☒ principal ☐ agent

at: ☒ varying prices related to prevailing market prices at the time of resale ☐ a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount: $45,000,000	Original Issue Date:	January 14, 2003
Agent's Discount or Commission: 0.20%	Maturity Date:	January 14, 2005
Net Proceeds to Company: $44,910,000	Interest Payment Date(s):	Quarterly on the 14th or next Business day of Jan, April, July and Oct. via modified following business day convention.

Calculation Agent:

Interest Calculation:

☒	Regular Floating Rate Note	☐	Floating Rate/Fixed Rate Note
☐	Inverse Floating Rate Note		Fixed Rate Commencement Date:
	Fixed Interest Rate:		Fixed Interest Rate:
☐	Other Floating Rate Note (see attached)

Initial Interest Rate: To Be Determined

Initial Interest Reset Date: April 14, 2003

Interest Reset Date(s): Quarterly on the 14th or next business day of Jan., April, July and Oct. via modified following business day convention

Interest Rate Basis:

☐	CD Rate	☐	Federal Funds Rate	☐	Prime Rate
☐	Commercial Paper Rate	☒	LIBOR	☐	Treasury Rate
☐	CMT Rate		Designated LIBOR Page:	☐	Other (see attached)
	☐ CMT Telerate Page 7051		☐	LIBOR Reuters Page
	☐ CMT Telerate Page 7052		☐	LIBOR Telerate Page 3750
	If CMT Telerate Page 7052:	LIBOR Currency:
☐ Weekly Average
☐ Monthly Average

Index: 3Month LIBOR
Spread (+/-): + 0.03%
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Day Count Convention:
☐	30/360 for the period from to .
☒	Actual/360 for the period from January 14, 2003 to January 14, 2005
☐	Actual/Actual for the period from to .
Redemption:
☒	The Notes may not be redeemed prior to the Maturity Date.
☐	The Notes may be redeemed at the option of the Company prior to Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage: %
Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.
☐	The Notes shall be redeemed by the Company prior to the Maturity Date (see attached).
Repayment:
☒	The Notes may not be repaid prior to the Maturity Date.
☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s):
Currency:
Specified Currency: USD (If other than U.S. dollars, see attached)
Minimum Denominations: (Applicable only if Specified Currency is other than U.S. dollars)
Exchange Rate Agent: (Applicable only if Specified Currency is other than U.S. dollars)
If Discount Note, check ☐
Issue Price: %
Form: ☒ Book-Entry ☐ Certificated
Other Provisions: